Exhibit 10.3

J. ALEXANDER’S CORPORATION

Michael Moore

Nashville, TN

Dear Mike:

This letter describes changes to your Salary Continuation Agreement dated as of December 26, 2008 (the “Salary Continuation Agreement”), and your Employment Agreement dated as of December 26, 2008 (the “Employment Agreement”), in each case between you and J. Alexander’s Corporation, a Tennessee corporation (the “Corporation”). Such changes shall be contingent upon the occurrence of, and effective at, the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of June 22, 2012, by and among Fidelity National Financial, Inc. (“Parent”), Fidelity Newport Holdings, LLC (“Operating Company”) (for the limited purposes set forth therein), American Blue Ribbon Holdings, Inc. (“Purchaser”), Athena Merger Sub, Inc. (“Merger Sub”) and the Corporation (the “Merger Agreement”)).

Pursuant to the Merger Agreement and the other transaction agreements contemplated thereby, the Corporation will merge with Merger Sub and become a wholly owned subsidiary of Purchaser, and the assets and liabilities of the Corporation, including the Salary Continuation Agreement and Employment Agreement, will be assigned to and assumed by a newly formed subsidiary of the Corporation (“Successor”) that itself, in turn, will be transferred to the Operating Company. After the consummation of these transactions, the business of the Corporation will be conducted by the Successor and its subsidiaries, which will operate as the upscale dining division of the Operating Company and additional upscale dining establishments may be added to such division from time to time.

1. Amendment of Definition of “Base Salary” in SCA. The definition of “Base Salary” under Section 2.a. of your Salary Continuation Agreement is amended, effective as of the Effective Time by addition of the following clause at the end thereof:

; provided, however, that in the event of the closing of the merger of the Company and Athena Merger Sub, Inc. (“Merger Sub”) pursuant to that certain Agreement and Plan of Merger dated as of June 22, 2012, by and among Fidelity National Financial, Inc., Fidelity Newport Holdings, LLC, American Blue Ribbon Holdings, Inc. (“Purchaser”), Merger Sub and J. Alexander’s Corporation (the “Merger Agreement”), for purposes of determining the benefits and payments hereunder, the amount of Base Salary shall be fixed as of the date of the merger and thereafter the Base Salary for purposes hereof shall not be subject to any increase or decrease.

2. Amendment to Suspend/Terminate Certain SCA Obligations. Section 7 of the Salary Continuation Agreement is amended, effective as of the Effective Time, to add the following new sentences at the end thereof to read as follows:

Notwithstanding any other provision in this Agreement, the obligations of the Corporation under this Section 7 shall be suspended during the period that all of the guarantees required under Section 16 of this Agreement are in effect. In the event that the Indirect LLC Beneficial Ownership (as defined below) of the Class B Permitted Holders (as defined below) is less than 40% at any time, then all of the Corporation’s obligations under this Section 7, including, without limitation, the Corporation’s obligation to establish a rabbi trust with funds provided by the Corporation and the Corporation’s obligation to make contributions to such trust, shall resume and be effective from and after such time, and the guarantee by Fidelity National Financial, Inc. set forth in Section 5 of that certain letter agreement, dated June 22, 2012, shall terminate, be released and be of no further force and effect upon the establishment of a rabbi trust in conformity with the provisions of this Section 7.

For purposes of this Agreement: (a) “Class B Permitted Holders” means any of Fidelity National Special Opportunities, Inc. (including any successor thereto) and any of its affiliates (but only for as long as such persons are affiliates); (b) “Indirect LLC Beneficial Ownership” means, with respect to the Class B Permitted Holders at any given time, a percentage, calculated by dividing (i) the sum of (A) the number of LLC Units then directly owned by all Class B Permitted Holders and (B) the number of shares of Class A/B common stock of Purchaser then directly owned by all Class B Permitted Holders, by (ii) the total number of LLC Units then issued and outstanding; and (c) “LLC Units” has the meaning set forth in the amended and restated limited liability company agreement contemplated by the Merger Agreement.

3. Certain Amendments to Employment Agreement. Section 9(f)(i) of the Employment Agreement will be deleted and replaced with the following, effective as of the Effective Time:

(i)	A material reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities, or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; provided, however, that in the event of the closing of the acquisition of the Company by American Blue Ribbon Holdings, Inc. (“Purchaser”) pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of June 22, 2012, by and among the Company, Fidelity National Financial, Inc., Purchaser, Athena Merger Sub, Inc. and Fidelity Newport Holdings, LLC (the “Merger”), the assignment of the Executive to a position at the Operating Company in its main corporate office in Nashville, Tennessee, or upscale dining division office in Nashville, Tennessee, with similar duties and responsibilities as the Executive’s duties and responsibilities prior to the Merger (except as modified as a result of changes described in clauses (i), (ii) and (iii) of this sentence below) and substantially similar salary and benefits or their equivalent value (with equity to be appropriate to his level in the organization) as the Executive’s salary and benefits prior to the Merger, will not be deemed to constitute a material reduction in title, position, authority, duties or responsibilities, or the assignment of duties or responsibilities that are materially inconsistent with the Executive’s title, position, authority, duties or responsibilities prior to the Merger, even in the event of (i) any change in Executive’s title or position to an appropriate position with the upscale dining division of the Operating Company, (ii) any change in the person or persons to whom Executive reports, and/or (iii) the fact that Executive is no longer an executive officer of a public company.

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4. Certain Omnibus Amendments. Each of the Salary Continuation Agreement and Employment Agreement shall be amended, effective as of the Effective Time, to provide as follows:

Each reference to the “Corporation” herein shall be deemed to refer solely to J. Alexander’s Corporation and its successors and permitted assigns.

5. Guarantee. Each of Parent and Purchaser shall, and hereby does, contingent on the occurrence of, and effective upon, the Effective Time, guarantee the performance of the obligations of the Successor under the Salary Continuation Agreement until such time as the Indirect LLC Beneficial Ownership of the Class B Permitted holders is less than 40%, whereupon (a) the Successor’s obligations under Section 7 of the Salary Continuation Agreement shall resume and again be effective and (b) as to the Parent, this guarantee shall terminate, be released and be of no further force and effect upon the Successor’s establishment of a rabbi trust in conformity with the provisions of such Section 7 of the Salary Continuation Agreement, and the guarantee of Purchaser shall continue in effect. Parent and Purchaser each hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Corporation or the Successor, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 5. If Executive so requests, the rabbi trust shall be established with the Successor’s funds at the Purchaser or Fidelity Newport Holdings, LLC level.

For purposes of this Agreement: (a) “Class B Permitted Holders” means any of Fidelity National Special Opportunities, Inc. (including any successor thereto) and any of its affiliates (but only for as long as such persons are affiliates); (b) “Indirect LLC Beneficial Ownership” means, with respect to the Class B Permitted Holders at any given time, a percentage, calculated by dividing (i) the sum of (A) the number of LLC Units then directly owned by all Class B Permitted Holders and (B) the number of shares of Class A/B common stock of Purchaser then directly owned by all Class B Permitted Holders, by (ii) the total number of LLC Units then issued and outstanding; and (c) “LLC Units” has the meaning set forth in the amended and restated limited liability company agreement contemplated by the Merger Agreement.

6. Continuing Force and Effect. Other than the amendments specifically agreed herein, the Salary Continuation Agreement and Employment Agreement remain in full force and effect.

7. Severability. If any provision of this letter agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

8. Governing Law. This letter agreement will be governed by and construed under the internal laws of the State of Tennessee, without regard to its conflict of laws principles.

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9. Jurisdiction and Venue. This letter agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Tennessee. Each party hereto and future signatory hereby consents to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

10. Headings. All descriptive headings of Sections and paragraphs in this letter agreement are intended solely for convenience, and no provision of this letter agreement is to be construed by reference to the heading of any section or paragraph.

11. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12. Acknowledgement. By signing below, Parent, Operating Company and Purchaser hereby acknowledge that you have given up significant potential value by fixing the definition of Base Salary in Section 1 above.

If you agree to the amendments to your Salary Continuation Agreement and Employment Agreement set forth above, please sign as indicated on the following page and return a signed copy to the Corporation and to Brent Bickett.

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In Witness Whereof, the parties hereto have executed this Letter Agreement effective as of the date set forth above.

J. ALEXANDER’S CORPORATION

By:	/s/ Lonnie J. Stout II
Name: Lonnie J. Stout II
Title: Chairman, President and Chief Executive Officer

Acknowledged and Agreed this 22nd day of June 2012, by:

/s/ J. Michael Moore

J. Michael Moore

[Signature Page to Letter Agreement (Michael Moore)]

Acknowledged and Agreed (solely in respect of Sections 5 and 12 above) this 22nd day of June 2012, by:

FIDELITY NEWPORT HOLDINGS, LLC

By:	/s/ Hazem Ouf
Name: Hazem Ouf
Title: Chief Executive Officer

[Signature Page to Letter Agreement (Michael Moore)]

Acknowledged and Agreed (solely in respect of Sections 5 and 12 above) this 22nd day of June 2012, by:

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Letter Agreement (Michael Moore)]

Acknowledged and Agreed (solely in respect of Sections 5 and 12 above) this 22nd day of June 2012, by:

AMERICAN BLUE RIBBON HOLDINGS, INC.

By:	/s/ Goodloe Partee
Name: Goodloe Partee
Title: Authorized Person

[Signature Page to Letter Agreement (Michael Moore)]